Exhibit 99.1

FOR IMMEDIATE RELEASE


                                                            CONTACT:
                                                            --------
                                                ANTONE F. MOREIRA
                                                Vice President, Treasurer and
                                                Chief Financial Officer
                                                (201) 902-9600




                 SYMS CORP REPORTS RESULTS FOR THE THIRD QUARTER


Secaucus, New Jersey, January 4, 2007 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results for the third quarter ended November 25, 2006.

For the third quarter ended November 25, 2006 the Company had a net profit of $2.0 million ($0.14 per share) as compared to a net profit of $1.2 million ($0.08 per share) for the 13 week period ended November 26, 2005. For the 39-week period ended November 25, 2006, the Company had a net profit of $6.4 million ($0.44 per share) as compared to $1.0 million ($0.07 per share) for the 39 weeks ended November 26, 2005. In the first quarter ended May 27, 2006, the Company recorded a pre-tax gain on the sale of real estate amounting to approximately $10,424,000. This resulted from the sale of its stores located in Dallas, Texas and Rochester, New York. The Dallas store has been replaced by a leased property located in Plano, Texas.

Net sales for the third quarter ended November 25, 2006 decreased 2.6% to $72.8 million, compared to $74.7 million for the same period last year. Net sales for the 39-week period ended November 25, 2006 decreased 1.0%, $201.6 million from $203.6 million for the same period last year. Same store sales for the third quarter ended November 26, 2005 decreased 1.5% compared to the same period last year, and for the 39-week period ended November 25, 2006, decreased .2% compared to the same period last year.

Syms currently operates a chain of thirty six "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

CERTAIN INFORMATION IN THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995) AND INFORMATION RELATING TO THE COMPANY THAT ARE BASED ON THE BELIEFS OF THE MANAGEMENT OF THE COMPANY, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE MANAGEMENT OF THE COMPANY. WHEN USED IN THIS PRESS RELEASE, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY, IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS, THE OUTCOME OF WHICH IS SUBJECT TO CERTAIN RISKS, INCLUDING, AMONG OTHERS, GENERAL ECONOMIC AND MARKET CONDITIONS, DECREASED CONSUMER DEMAND FOR THE COMPANY'S PRODUCT, POSSIBLE DISRUPTIONS IN THE COMPANY'S COMPUTER OR TELEPHONE SYSTEMS, POSSIBLE WORK STOPPAGES, OR INCREASE IN LABOR COSTS, EFFECTS OF COMPETITION, POSSIBLE DISRUPTIONS OR DELAYS IN THE OPENING OF NEW STORES OR INABILITY TO OBTAIN SUITABLE SITES FOR NEW STORES, HIGHER THAN ANTICIPATED STORE CLOSINGS OR RELOCATION COSTS, HIGHER INTEREST RATES, UNANTICIPATED INCREASES IN MERCHANDISE OR OCCUPANCY COSTS AND OTHER FACTORS WHICH MAY BE OUTSIDE THE COMPANY'S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS OR OUTCOMES MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED. SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.




                           (Financial tables follows)

                                   SYMS CORP
                        UNAUDITED STATEMENT OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                      Thirteen           Thirteen          Twenty Six          Twenty Six
                                        Weeks              Weeks              Weeks               Weeks
                                        Ended              Ended              Ended               Ended
                                     11/25/2006         11/26/2005         11/25/2006          11/26/2005
                                     ----------         ----------         ----------          ----------
Net Sales                             $  72,767          $  74,694          $ 201,643           $ 203,583

Gross Margin                             30,215             29,838             81,111              82,665

Operating Expenses                       27,174             28,139             81,795              81,648

Gain on Sale of Real Estate                  --                 --            (10,424)                 --

Net Profit After Taxes                $   2,004          $   1,180          $   6,369           $   1,032
                                      =========          =========          =========           =========

Net Profit Per Share - Basic          $    0.14          $    0.08          $    0.44           $    0.07
                                      =========          =========          =========           =========

Weighted Average
Shares Outstanding - Basic               14,404             14,963             14,608              14,981
                                      =========          =========          =========           =========

                                    SYMS CORP
                            UNAUDITED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     November 25,   November 26,
                                                         2006           2005
                                                     ------------   ------------

ASSETS:
-------
Current Assets
           Cash                                        $ 36,729       $ 23,724
           Receivables                                    3,910          4,785
           Merchandise Inventory                         81,578         84,553
           Other Current Inventory                       12,601         20,248
                                                       --------       --------
           Total Current Assets                         134,818        133,310

Property & Equipment - Net                              104,290        105,044

Other Assets                                             25,138         24,345
                                                       --------       --------
Total Assets                                           $264,246       $262,699
                                                       ========       ========


Liabilities & Shareholder's Equity:
-----------------------------------
           Accounts Payable                            $ 38,771       $ 37,838
           Accrued Expenses                              11,272         11,683
           Other Current Liabilities                      5,449          3,862
                                                       --------       --------
           Total Current Liabilities                     55,492         53,383

Other Long Term Liabilities                               1,668          1,542

Shareholders' Equity                                    207,086        207,774
                                                       --------       --------

Total Liabilities & Capital                            $264,246       $262,699
                                                       ========       ========